                                                                    EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-50095 of Vornado Realty Trust on Form S-3 and Registration Statement Nos. 333-52573, 333-29011, 333-09159 and 33-62344 on Form S-8 of
Vornado Realty Trust and Amendment No. 4 to Registration Statement No. 333-40787 and Amendment No. 4 to Registration Statement No. 333-29013 of Vornado Realty Trust and Vornado Realty L.P. both on Form S-3, of our report dated June 22, 1998 on the consolidated statement of revenues and certain expenses of New York Equities Company and Subsidiary for the year ended September 30, 1997, which report appears in the Form 8-K/A of Vornado Realty Trust and Vornado Realty L.P. dated July 13, 1998.

Buchbinder Tunick & Company LLP
New York, NY
July 10, 1998


                                    Page 31